Exhibit 10.6

EMPLOYMENT AGREEMENT

This Agreement, dated as of March 30, 2004, is by and between NightHawk Radiology Holdings, Inc., a Delaware corporation (“Employer”), and Paul Berger, M.D. (“Executive”).

1. PERIOD OF EMPLOYMENT. Employer shall employ Executive to render services to Employer in the position and with the duties and responsibilities described in Section 2 for the period (the “Period of Employment”) commencing on the date of this Agreement and ending on the date upon which the Period of Employment is terminated in accordance with Section 4.

2. POSITION AND RESPONSIBILITIES.

(a) Position. Executive accepts employment with Employer as Chief Executive Officer and shall perform all services appropriate to that position, as well as such other services as may be assigned by Employer’s Board of Directors (the “Board”). Executive shall devote his best efforts and full-time attention to the performance of his duties. Executive shall be subject to the direction of the Board, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Executive shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

(b) Other Activity. Except upon the prior written consent of the Board, Executive (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage in, manage, control, participate in, consult with, or render services for, directly or indirectly, any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is competitive with Employer, creates a conflict of interest with Employer, or otherwise interferes with his duties to Employer or the business of Employer or any Affiliate (as such businesses exist or are in development during the Period of Employment) (and shall immediately cease any such ongoing activity that becomes so competitive, begins to create such a conflict or begins to interfere with his duties to Employer or the business of Employer or any Affiliate). An “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer (but, for the avoidance of doubt, the term “Affiliate” as used herein shall specifically exclude any so-called “portfolio companies” of Summit Partners, L.P. other than Holdings and its direct and indirect subsidiaries (including, without limitation, Employer)).

3. COMPENSATION AND BENEFITS.

(a) Salary. In consideration of the services to be rendered under this Agreement, Employer shall pay Executive $600,000 per year (“Base Salary”), payable in regular installments in accordance with Employer’s general payroll policies for salaried employees, in effect from time to time. All compensation and comparable payments to be paid to Executive under this Agreement shall be less all applicable withholdings required by law. Executive’s Base Salary will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year during the Period of Employment by the Compensation Committee of the Board and may be increased after such review with the unanimous approval of such Committee.

(b) Bonus. In addition to the Base Salary, Executive may (depending upon satisfaction of certain criteria) be entitled receive a performance bonus relating to the operating performance of NightHawk Radiology Services, LLC (“NRS”), as described below. The performance bonus could, in the aggregate, equal up to one-hundred percent (100%) of Executive’s Base Salary, less applicable withholding. Such performance bonus, if any, shall be based upon and subject to the performance criteria as follows, and shall be payable, if at all, in respect of any year (or portion thereof) within 30 days following the delivery of NRS’ annual consolidated audited financial statements for such year.

(i) Executive will be eligible to receive an annual bonus in an amount not to exceed 100% of Executive’s Base Salary for each calendar year (or portion thereof) based upon attainment by NRS of Total Revenue goals (“Total Revenue Goal”) and EBITDA goals (“EBITDA Goal”) established by the Compensation Committee of the Board (after consultation with Executive) on an annual basis prior to the commencement of each calendar year or as soon as reasonably practicable thereafter. If NRS shall attain the Total Revenue Goal and the EBITDA Goal for any fiscal year, Executive shall receive a bonus in an amount equal to 50% of Executive’s Base Salary, less applicable withholding and subject to adjustment as described in the next sentence. The bonus amount payable pursuant to the immediately preceding sentence is subject to upward and downward adjustment such that (i) for every one (1%) percentage point that audited Total Revenue exceeds or falls below, as the case may be, the Total Revenue Goal established for such year, such bonus amount shall be appropriately adjusted, upward or downward, by 1.67% of Executive’s Base Salary (such adjustment in no event to exceed 25% of Base Salary) and (ii) for every one (1%) percentage point that audited EBITDA exceeds or falls below, as the case may be, the EBITDA Goal established for such year, such bonus amount shall be appropriately adjusted, upward or downward, by 1.25 % of Executive’s Base Salary (such adjustment in no event to exceed 25% of Base Salary).

(ii) The Total Revenue Goal and the EBITDA Goal for fiscal year 2004 is hereby agreed to be $30.5 million and $11.2 million (after accrual for any and all bonus or incentive compensation amounts payable to the executive management team of NRS and Employer), respectively.

(iii) “Total Revenue” is hereby agreed to mean, for any particular period, total revenue derived from the sale by NRS of radiology services and related merchandise, less reserves for doubtful accounts “EBITDA” is hereby agreed to mean, for any particular period, NRS’ net income for such period, plus (i) the amount of the provision for foreign, federal, state and local income taxes for such period, plus (ii) the amount of depreciation, amortization and non-cash compensation expenses and any extraordinary and non-recurring charges incurred during such period, plus (iii) to the extent applicable, the aggregate costs and expenses incurred by NRS and Employer in connection with the transactions undertaken with Summit Partners, L.P. For the avoidance of doubt, EBITDA hereunder will be calculated after accrual for any and all amounts payable to Executive and other members of the executive management team NightHawk Radiology Services, LLC.

(iv) The target amount of Executive’s bonus as set forth above will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year and may be increased after such review in the Compensation Committee’s sole discretion.

(c) Benefits. Executive shall be entitled to vacation leave in accordance with Employer’s standard policies for salaried employees, in effect from time to time. As Executive becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer’s policies and generally made available to salaried employees of Employer from time to time. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as amended. Executive also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Employer reserves the ability, in its sole discretion, to adjust benefits provided to Executive in connection with the adjustment of benefits to salaried employees. No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

(d) Expenses. Employer shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, subject to reasonable documentation thereof and in accordance with Employer’s policies in effect from time to time.

(e) Withholding. Any and all payments made pursuant to this Agreement shall be subject to all withholding required in accordance with applicable federal, state or local law.

4. TERMINATION OF EMPLOYMENT.

(a) By Employer Without Cause. At any time, Employer may terminate the Period of Employment without Cause (as defined below), effective as of the date specified in a written notice from Employer to Executive. Employer may dismiss Executive as provided in this Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees. If the Period of Employment is terminated by Employer without Cause, Executive shall be entitled to continue to receive his Base Salary and Bonus (pro-rated to the date of termination and paid in accordance with Section 3(b) above) payable in regular installments as special severance payments from the date of termination for a period of twelve (12) months thereafter, (the “Severance Period”), if and only if Executive has executed and delivered to Employer the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of this Agreement or the Confidentiality and Non-Compete Agreement between Holdings and Employer dated as of the date hereof (the “Non-Compete Agreement”) and does not apply for unemployment compensation chargeable to Employer during the Severance Period, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Period of Employment, except as specifically provided for in Employer’s employee benefit plans or as otherwise expressly required by applicable law (such as COBRA); provided that Employer shall pay Executive’s COBRA health insurance premiums from the date of termination through the date that is twelve (12) months after the date of termination. Notwithstanding anything to the contrary contained in this

Section 4(a), in the event Executive breaches the provisions of this Agreement or the Non-Compete Agreement, the severance amounts payable by Employer under this Section 4(a) shall not terminate unless and until more than fifteen (15) days have elapsed from and after the date written notice of such breach has been delivered to Executive without such breach having been cured during such 15-day period, provided, however, Executive will be permitted to avail himself of the cure rights contained in this Section 4(a) one time only during the Period of Employment.

(b) By Employer For Cause. At any time, and without prior notice (except as otherwise provided in the definition of Cause set forth below), Employer may terminate the Period of Employment for Cause. Employer shall pay Executive all compensation then due and owing; thereafter, all of Employer’s obligations under this Agreement shall cease. Termination shall be for “Cause” if Executive: (i) breaches his duty of loyalty to Employer or any of its Affiliates or engages in any acts of dishonesty or fraud with respect to Employer or any of its Affiliates or any of their respective business relations; (ii) commits a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); (iii) breaches any material term of this Agreement or any other agreement between Executive and Employer or any of its Affiliates and such breach (if capable of cure) is not cured within fifteen (15) days following written notice thereof from Employer, (iv) reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing Employer or any of its Affiliates substantial public disgrace, disrepute or economic harm, (v) substantial and repeated failure to perform the duties as reasonably directed by the Board, or (vi) gross negligence or willful misconduct with respect to the Employer or any of its Affiliates.

(c) By Executive for Good Reason. If Executive shall resign for Good Reason, Executive shall be entitled to continue to receive his Base Salary and Bonus (pro-rated to the date of termination and paid in accordance with Section 3(b) above) payable in regular installments as special severance payments from the date of termination for a period of twelve (12) months thereafter, if and only if Executive has executed and delivered to Employer the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of this Agreement or the Non-Compete Agreement and does not apply for unemployment compensation chargeable to Employer during such twelve (12) month period, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Period of Employment, except as specifically provided for in Employer’s employee benefit plans or as otherwise expressly required by applicable law (such as COBRA). Notwithstanding anything to the contrary contained in this Section 4(c), in the event Executive breaches the provisions of this Agreement or any Ancillary Agreement, the severance amounts payable by Employer under this Section 4(c) shall not terminate unless and until more than fifteen (15) days have elapsed from and after the date written notice of such breach has been delivered to Executive without such breach having been cured during such 15-day period provided, however, Executive will be permitted to avail himself of the cure rights contained in this Section 4(c) one time only during the Period of Employment. For purposes of this Section 4(c), “Good Reason” will mean Executive’s voluntary resignation within ninety (90) days after the occurrence of any of the following: (i) without the express written consent of Executive, a reduction in Executive’s annualized Base Salary; (ii) without the express written consent of Executive, a material diminution in Executive’s supervisory responsibilities; or (iii) the relocation of Executive in connection with any relocation of Employer’s principal place of business to a facility or a location more than fifty (50) miles outside of the greater Coeur d’Alene, Idaho area without Executive’s written consent. In addition, Employer shall pay Executive’s COBRA health insurance premiums from the date of termination by Executive for Good Reason through the date that is twelve (12) months after the date of termination by Executive for Good Reason. In the event that Executive terminates his employment for Good Reason, the Company shall be entitled to deliver written notice to Executive within fifteen (15) days following such termination demanding that the determination of the existence of Good Reason be determined by arbitration in accordance with the procedures set forth in Section 9 hereof. If the arbitrator determines that Good Reason did not exist, the termination shall be treated as a voluntary termination by Executive and the Company shall have no obligations to pay or provide to Executive the compensation payments and other benefits to which he would have otherwise been entitled to pursuant to a termination for Good Reason. If the arbitrator determines that Good Reason did exist, Executive shall be entitled to the compensation payments and other benefits set forth in this Section 4(c).

(d) Voluntary Termination By Executive. At any time, Executive may terminate the Period of Employment for any reason, with or without cause, by providing Employer at least thirty (30) days’ advance written notice. Employer shall have the option, in its complete discretion and upon payment of all compensation then due and owing (including Bonus, pro rated to the date of any such termination and paid in accordance with Section 3(b) above) through the last day of the notice period, to make Executive’s termination effective at any time prior to the end of such notice period and, thereafter, all of Employer’s obligations under this Agreement shall cease.

(e) Termination Upon Death or Permanent Disability. Executive’s employment with Employer shall also terminate upon Executive’s death or permanent mental or physical disability or other incapacity (as determined by the Board in its good faith judgment). Upon any such termination, Employer shall pay Executive (or Executive’s estate or legal representative or guardian) all compensation then due and owing (including Bonus, pro rated to the date of any such death or permanent mental or physical disability or other incapacity and paid in accordance with Section 3(b) above); thereafter, all of Employer’s obligations under this Agreement shall cease.

(f) Termination of Compensation. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Period of Employment shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(g) Termination Obligations.

(i) Executive agrees that all property, including, without limitation, all equipment, Confidential Information (as defined in the Non-Compete Agreement), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination or expiration of the Period of Employment.

(ii) All employee and other benefits to which Executive is otherwise entitled shall cease upon the termination or expiration of the Period of Employment, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

(iii) Upon termination or expiration of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

(iv) The representations and warranties contained in this Agreement and Executive’s obligations under this Section 4(g) shall survive the termination or expiration of the Period of Employment and the expiration of this Agreement.

(h) For sixty (60) days following any termination or expiration of the Period of Employment, Executive shall cooperate in a reasonable manner with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. At all times following any termination or expiration of the Period of Employment, Executive shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Executive’s acts or omissions while employed by Employer; provided that Employer shall reimburse Executive for his reasonable out-of-pocket expenses after being provided with reasonable documentation of such expenses.

5. ARBITRATION.

(a) Arbitrable Claims. To the fullest extent permitted by law, disputes between Executive (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to the employment or termination of Executive, and all disputes arising under this Agreement (“Arbitrable Claims”) shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

(b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief under the laws of the State of Idaho. All arbitration hearings under this Agreement shall be conducted in Ada County, Idaho. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be paid by the non-prevailing party. If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(e) Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section 5 shall survive the termination of Executive’s employment and the expiration of this Agreement.

6. EXECUTIVE’S REPRESENTATIONS. Executive hereby represents and warrants to Employer that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound,

(ii) Executive is not a party to or bound by any employment agreement or noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Employer, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

7. NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Executive at the corresponding address below. Executive shall be obligated to notify Employer in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer’s Notice Address:

NightHawk Radiology Holdings, Inc.

250 Northwest Blvd., #202

Coeur d’Alene, ID 83814

Attn: Vice President - Finance

Telecopy: (208) 664-2720

with a copy to:

Summit Partners, L.P.

499 Hamilton Avenue

Suite 200

Palo Alto, California 94301

Attn: Peter Y. Chung

J. Scott Carter

Telecopy: (650) 321-1188

Kirkland & Ellis LLP

200 East Randolph

Chicago, IL 60601

Attn: Ted H. Zook, P.C.

Telecopy: (312) 861-2200

Executive’s Notice Address:

Paul Berger, M.D.

PO Box 639

Couer d’Alene ID 83814

8. ACTION BY EMPLOYER. All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by a member of the Compensation Committee pursuant to a resolution duly adopted by such committee specifically authorizing such action.

9. INTEGRATION. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by Employer. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

10. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the assignment by Employer of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement

12. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

13. [INTENTIONALLY RESERVED]

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Idaho. Subject to Section 5, the parties hereto irrevocably aqnd unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Boise, Idaho over any suit, action or proceeding brought pursuant to the terms of this Agreement.

15. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16. EMPLOYEE ACKNOWLEDGMENT. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

[Signature Page Follows]

The parties have duly executed this Agreement as of the date first written above.

EXECUTIVE

/s/ PAUL E. BERGER, M.D.
Paul E. Berger, M.D.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

/s/ CHRISTOPHER R. HUBER
Christopher R. Huber,
Vice President and Secretary

EXHIBIT A

GENERAL RELEASE

I, Paul Berger, M.D., in consideration of and subject to the performance by NightHawk Radiology Holdings, Inc. a Delaware corporation (the “Company”), of its obligations under the Employment Agreement, dated as of March 30, 2004 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and each of its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and each of its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 4(a) and Section 4(c) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4(a) and Section 4(c) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraphs 4 and 13 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including, without limitation, the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including (without limitation)

2

attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I represent that I am not aware of any claim by me other than the claims that are released by this Agreement.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including (without limitation) reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

9.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

3

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including, without limitation, lodging and meals, upon my submission of receipts.

12.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims (i) arising out of any breach by the Company or by any Released Party of (A) the Agreement after the date hereof or (B) the Stockholders Agreement and the Registration Agreement in each case executed and delivered on the date hereof in connection herewith, (ii) to indemnification for which I may be entitled to as a former officer or director of the Company under their respective charter and/or bylaws and/or other constituent documents so long as I am otherwise entitled to be indemnified as authorized thereunder.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

5